CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site:  www.alsic.com

         CPS TECHNOLOGIES CORPORATION ANNOUNCES SECOND QUARTER 2017 RESULTS

Norton, Massachusetts, August 2, 2017.  CPS Technologies Corporation (NASDAQ:CPSH) today announced revenues of $3.7 million and a net loss of $333 thousand for the quarter ended July 1, 2017.  This compares with revenues of $3.9 million and a net loss of $259 thousand for the quarter ended July 2, 2016.

Revenues for the six months ended July 1, 2017 were $6.6 million compared with revenues of $9.2 million for the corresponding period a year ago, a decline of 28%.  The net loss for the six- month period in 2017 totaled $938 thousand compared with a net loss of $62 thousand for the corresponding period a year ago.

Grant Bennett, President and CEO, commented, “Although our revenues continue to be below our breakeven point, we are encouraged by the fact that they were 30% higher than each of the previous two quarters.  This improvement was fueled by an increase in baseplate sales, particularly in Europe, after several quarters of weak demand.   The discussions we have had with our major customers during the quarter and our pipeline of orders gives us confidence that the second half of this year will be stronger than our first half and that this improved trajectory will continue into 2018.”

Mr. Bennett continued, “Longer term we expect to make meaningful sales to customers in both China and Japan.   We have been working with potential customers in these countries for a number of years and expect to see tangible results by year-end or early next year.  In addition, multiple customers continue with evaluation and qualification of our armor solutions;  this product line offers another significant potential  revenue stream in the future.”

The Company will be hosting its second quarter conference call with investors at 4:30 pm on Wednesday, August 2.  Those interested in participating in the conference call should dial:

Call in Number:  855-863-0441

Conference ID:  61817339

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems.  CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines.  They are also used as heatspreaders in internet switches, routers and high-performance microprocessors.  CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2017 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)
	Quarter Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2017	2016	2017	2016

Total Revenues	$3,723,914	$3,934,995	$6,569,213	$9,150,612
Cost of Sales	3,309,498	3,374,078	6,235,189	7,458,138

Gross Margin	414,416	560,917	334,024	1,692,474
Operating Expenses	933,462	892,477	1,906,892	1,800,646

Operating (loss)	(519,046)	(331,560)	(1,572,868)	(108,172)
Interest income	2,622	2,722	5,250	6,462

(Loss) before income taxes	(516,424)	(328,838)	(1,567,618)	(101,710)
Income tax (benefit)	(183,208)	(70,100)	(630,000)	(40,100)

Net (loss)	(333,216)	(258,738)	(937,618)	(61,610)

Net (loss) per diluted share	($ 0.03)	($ 0.02)	($ 0.07)	$ 0.00
Shares outstanding, diluted	13,203,436	13,200,269	13,203,436	13,199,210

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (Unaudited)
	July 1,	Dec. 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$1,941,819	$3,407,760
Accounts receivable, net	2,705,653	1,959,606
Inventories, net	1,945,808	1,970,961
Prepaid expenses and other current assets	92,775	88,443
Total current assets	6,686,055	7,426,770

Property and equipment, net	1,556,296	1,783,627
Deferred taxes	3,457,349	2,827,349
Total assets	$11,699,700	$12,037,746

Liabilities and Stockholders Equity
Current liabilities:
Accounts payable	934,416	662,482
Accrued expenses	839,610	623,959
Total current liabilities	1,774,026	1,286,441

Stockholders equity	9,925,674	10,751,305
Total liabilities and stockholders equity	$11,699,700	$12,037,746